Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-261241) of our report dated April 16, 2025, relating to the consolidated financial statements of Sono Group N.V. (the “Company”) appearing in this Annual Report (Form 10-K) as of and for the year ended December 31, 2024 and 2023. Our report includes explanatory paragraphs regarding the existence of substantial doubt about the Company’s ability to continue as a going concern, the Company’s change in accounting framework, and the correction of an error with a prior year impact.

GRASSI & CO., CPAs, P.C.

Jericho, New York

April 16, 2025